Exhibit T3A-18.1

CR-131319

Certificate Of Incorporation

I, D. EVADNE EBANKS *Assistant Registrar of Companies of the Cayman Islands*
DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Digicel Cayman Services Ltd.

an Ordinary Company incorporated in the Cayman Islands with Limited Liability with effect from the 11th day of December Two Thousand Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 11th day of December Two Thousand Three

REGISTRAR OF COMPANIES
CAYMAN ISLANDS

CERTIFIED TO BE A TRUE AND CORRECT COPY OF THE ORIGINAL

TRAVERS THORP ALBERGA
ATTORNEYS-AT-LAW

Assistant Registrar of Companies,
Cayman Islands, B.W.I.